EXHIBIT 5.1

Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, Texas 78701 +1.512.320.9200 Phone +1.512.320.9292 Fax andrewskurth.com

August 14, 2015

LDR Holding Corporation
13785 Research Boulevard, Suite 200
Austin, Texas 78750

Ladies and Gentlemen:
We have acted as counsel to LDR Holding Corporation, a Delaware corporation (the “Company”), in connection with the proposed sale by the Company of up to 2,300,000 shares (the “Offered Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including 300,000 shares that may be sold upon exercise of the underwriters’ option to purchase additional shares, pursuant to a purchase agreement dated August 13, 2015 (the “Purchase Agreement”), between the Company and Piper Jaffray & Co., as representative for the underwriters named therein (the “Underwriters”).
We refer to the Registration Statement on Form S-3 (Registration Statement No. 333-199882), as amended, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on December 9, 2014 (the “Registration Statement”) and included a base prospectus (the “Base Prospectus”) and a prospectus supplement, dated August 13, 2015 (the “Prospectus Supplement”). The Base Prospectus, together with the Prospectus Supplement, is referred to herein as the “Prospectus.”
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Amended and Restated Certificate of Incorporation of the Company on file with Secretary of State of the State of Delaware, (iv) the Amended and Restated Bylaws of the Company, as certified to us by a Company officer, (v) the Purchase Agreement, (vi) certain resolutions of the Board of Directors of the Company, as certified to us by a Company officer, and (vii) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. As to all matters of fact material to such opinion, we have relied upon representations of officers of the Company.
In our examination, we have assumed and have not independently established or verified (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as certified, conformed, photostatic or faxed copies and (v) that the Purchase Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Purchase Agreement.
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LDR Holding Corporation
August 14, 2015

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when issued, sold and paid for in accordance with the Purchase Agreement, the issue and sale of the Offered Shares will have been duly authorized by all necessary corporate action of the Company, and the Offered Shares will be validly issued, fully paid and non-assessable.
The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware (which is deemed to include the statutory provisions thereof, applicable provisions of the Delaware Constitution and reported judicial opinions interpreting the foregoing), and we render no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein, or of any subsequent changes in applicable law.

Respectfully submitted,

/s/ Andrews Kurth LLP